Orbit Energy Concord, NC and Johnston, RI Facilities Acquisition Term Sheet

Except with respect to the provisions labeled “Confidentiality”, “Exlcusivity”, “Costs and Fees”, and “Governing Law”, respectively, which shall be legally binding upon execution of this Term Sheet, this Term Sheet shall become legally binding only upon the satisfactory completion of due diligence, tax and legal review and documentation by the parties and the entry into a definitive, final agreement between Bluesphere Corporation and Orbit Energy, Inc. or its affiliate.

Project	The biogas energy co-generation facilities to be located in Concord, North Carolina and Johnston, Rhode Island.

Target Closing Date	40 days after the exclusivity period (described below) commences, subject to any additional time necessary to secure debt financing, negotiate and enter into a definitive agreement and any other extensions provided for in this Term Sheet.

Orbit	Orbit Energy, Inc., Orbit Energy Charlotte, LLC, Orbit Energy Rhode Island, LLC and their respective affiliates.

BSC	Blue Sphere Corporation, a Nevada corporation. BSC may be substituted herein by an affiliate or subsidiary and all references to BSC herein shall be construed to mean and include BSC and/or any such affiliates or subsidiaries.

BSC Financing	BSC hereby represents and warrants that it has or has access to the equity funds required to finance the Project, the exact amount of which will be determined based on and after due diligence is performed (although such amount is estimated by Orbit to be approximately $9,000,000 – i.e., $5,000,000 in respect of the NC Project and $4,000,000 in respect of the Rhode Island Project).

Transaction Structure	Subject at all times to the revenue allocation in the paragraph below, Orbit will transfer to BSC its full right, title and interest in, to and under Orbit Energy Charlotte, LLC, Orbit Energy Rhode Island, LLC (each an “LLC”) in respect of each site comprising the Project. BSC hereby agrees to operate each LLC with full transparency and in good faith vis-à-vis Orbit’s economic participation in each LLC, giving Orbit reasonable access to all financial records and information. In this connection, BSC will prepare an operating agreement for each LLC, which will contain provisions relating to accounting standards and transparency. Orbit will receive copies of each such LLC operating agreement.

A $1,500,000 development fee will be paid to Orbit within 15 days after signing a definitive agreement in respect of the Project.

Bluesphere is entitled to recoup its investment in full before any distributions of any nature are made. After Bluesphere recoups its investment, Bluesphere shall receive each year for the life of the Project all distributable cash up to a 30% IRR, which for the avoidance of doubt, will take into account and be computed on the basis of any and all benefits from tax credits and depreciation benefits. Any distributable amount above such 30% IRR will be allocated 30% to Orbit and 70% to Bluesphere.

Each LLC will purchase a digester and license the applicable digester technology from Orbit for its respective site.

Orbit and BSC will jointly manage the Project. Orbit will be responsible for the day-to-day operations subject to the supervision of BSC. BSC will arrange for a management fee of $250,000 per site to be paid on an annual basis. Orbit will receive 75% of such amount and BSC 25% of such amount. The management fees in respect of a Project site will start to be paid after such Project site is commissioned and in operation.

Conditions to BSC’s obligation to acquire the Project	-	execution of a definitive agreement consistent with the terms hereof
	-	satisfactory completion of due diligence, including, but not limited to, feedstock contracts and arrangements
	-	each LLC owns or holds all relevant Project Rights (defined below)
	-	Debt finance firm commitment from a bank or financial institution

Project Rights	Orbit will cause each LLC to obtain all relevant rights, title and interest and obligations (including, but not limited to the feedstock supply agreements, any off-take agreements, PPAs, debt financing arrangements, any and all rights relating to the land/property of the Project site, eligibility to receive the federal 1603 tax credit, RECs, carbon credits, depreciation/amortization credits/benefits and other grants and all local consents, permissions and/or authorisations, including all permits and approval as such may be required for the Project from time to time) in, to and under each site comprising the Project.

Project Management	Orbit’s proprietary anaerobic digester technology will be licensed to the LLCs on a non-exclusive basis to be used at each site comprising the Project.

BSC has the right to select and engage the EPC party, other equipment and technology to be used in the Project,

Orbit will participate in the management, operation and maintenance of the Project, subject, in each case, to BSC’s supervision and control.

Due Diligence	Subject to the terms contained in the heading “Exclusivity” below, the due diligence process will start upon receipt of a full set of due diligence materials, including signed PPAs, signed feedstock agreements, proof of land ownership/entitlement and debt termsheets/offers, and will terminate no later than 30 days thereafter.

Orbit will promptly provide BSC copies of all documentation entered into and/or other information and materials relating to the Project.

In this connection, BSC will send to Orbit a list of documents and/or other information that Orbit shall provide BSC within 3 days from the receipt thereof.

Exclusivity	Subject to the following sentence, the exclusivity period shall be for a period of 30 days from the date on which BSC has received from Orbit a full set of due diligence materials as described above under the heading “Due Diligence”. It is agreed and acknowledged that such exclusivity period shall be extended for so long as necessary to obtain definitive and binding debt and feedstock agreements and the finalization and entry into a definitive Project agreement so long as BSC has indicated to Orbit in writing that it is prepared to enter into and sign a definitive agreement in respect of the Project subject to the entry into definitive agreements in respect of the debt component and feedstock supply.

During the exclusivity period, Orbit will not discuss or offer equity participation in the Project to any other party without the express, prior written consent of BSC.

Option	Upon signing a definitive agreement with Orbit for the Project, BSC shall be granted an option to participate in the next two projects using Orbit’s anaerobic digester technology to be signed or secured by Orbit or any of its affiliates on terms and conditions similar to this Term Sheet. For a term of two years thereafter, BSC shall have a right of first refusal to acquire, finance or otherwise participate in any and all additional projects using Orbit’s anaerobic digester technology to take place at additional facilities under contract with Orbit upon terms no less favourable than agreed to by any third-party.

Representations and Warranties	Customary for this type of transaction.

Confidentiality	The terms of this Term Sheet, any information that would reasonably be considered to be confidential and disclosed by or on behalf of Orbit or its affiliates to BSC or its affiliates or agents in connection with or during the course of the negotiation of the definitive agreement contemplated hereby, and the potential relationship between the parties shall be considered Confidential Information. The parties shall not disclose any Confidential Information to any third party (except as set forth below) and shall only use Confidential Information to evaluate the transaction contemplated by this Term Sheet. The parties agree that this term shall be binding as between them, and shall remain in force for a period of five (5) years after the date that this Term Sheet is executed by Orbit and BSC, respectively.

Notwithstanding anything else to the contrary herein, BSC shall have the right to disclose the existence of this term sheet and the terms and conditions hereof (to the minimum extent possible) if necessary to satisfy its reporting obligations under the U.S. Securities Exchange Act of 1934, as amended, and/or to potential financiers and Project sub-contractors.

Governing Law and Forum	This Term Sheet shall be interpreted and construed in accordance with the laws of the State of New York.

Costs and Fees	Each party will bear its own costs and expenses in connection with the negotiation and execution of this Term Sheet, conduct of due diligence, provision of information and materials and other actions relating to and leading up to the execution and delivery of a binding Project agreement.

Closing	Upon successful completion of due diligence, BSC will present a draft definitive agreement in respect of the transactions contemplated hereby, which the parties will negotiate in good faith with a view toward signing as expeditiously as practicable. During any negotiations, the exclusivity described above shall be extended for so long as such negotiations are ongoing, but shall terminate immediately upon Orbit’s notice to BSC that such negotiations have ceased.

Accepted and agreed by the parties set forth below.

Dated: May 6, 2012

Orbit Energy, Inc.

By:
Title:

Blue Sphere Corporation

By:
Title: